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                             WESTPOINT STEVENS INC.


EXHIBIT (11) - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE




                                                                                 YEAR ENDED
                                                                                DECEMBER 31,
                                                                 ------------------------------------------
                                                                    1996            1995             1994
                                                                 ---------       ---------        ---------
Primary:
Average shares outstanding ....................................     31,277          32,699           33,775

Shares issuable under 1995
      Key Employee Stock Bonus Plan ...........................         50               -                -

Net effect of dilutive stock options
      - based on the treasury stock
      method using average market price .......................        456               -                -
                                                                 ---------       ---------        ---------

Total .........................................................     31,783          32,699           33,775
                                                                 =========       =========        =========

Net income (loss) .............................................  $  57,665       $(129,848)       $(203,364)
                                                                 =========       =========        =========

Per share amount ..............................................  $    1.81       $   (3.97)       $   (6.02)
                                                                 =========       =========        =========







Fully diluted earnings per share calculations are not presented as dilution is less than 3%.